EXHIBIT 10.27
SEVERANCE AGREEMENT
THIS AGREEMENT (the “Agreement”) is entered into as of October 3, 2007 between Allegro MicroSystems, Inc., a Delaware corporation having its principal place of business at 115 Northeast Cutoff, Worcester, Massachusetts 01615 (“Allegro”), and Mark A. Feragne, a resident of the State of Rhode Island (“Executive”).
WHEREAS, Executive is the Vice President and Chief Financial Officer of Allegro, and Allegro wishes to provide certain assurances to Executive concerning the effect of any discontinuance of his service to Allegro.
NOW, THEREFORE, the parties hereby agree as follows:
1. Severance Benefits.
In the event that Allegro terminates Executive’s employment at any time without “good cause” (as defined in Section 2.1 of this Agreement), Executive shall be entitled, subject to Section 4 of this Agreement, to the following:
1.1	A “Severance Benefit” equal to one hundred fifty percent (150%) of (a) Executive’s base salary on the date that notice of termination is given to Executive (the “Notice Date”); plus (b) the average annual bonus compensation paid to Executive during the two year period preceding the Notice Date. The Severance Benefit shall be paid as follows: one year of base salary shall be paid pursuant to Section 1.2, and the balance of the Severance Benefit shall be paid in a lump sum within (15) fifteen days following the Notice Date.

1.2	For one year following the Notice Date, Allegro will continue to pay Executive his base salary in accordance with its customary payroll procedures. During such one year period, Allegro will continue to pay Executive any automobile allowance in effect on the Notice Date.

1.3	During the one year period referenced in Section 1.2, Executive shall be entitled to (a) continued participation at no cost in the medical benefits program of Allegro, provided that such participation shall earlier terminate if Executive becomes eligible for coverage under the medical benefits program of a new employer; and (b) participation in any other benefit programs for which

Executive qualifies based on the continuation of salary and the providing of services to Allegro hereunder.
1.4	Executive shall be entitled to receive base salary and vacation pay that is accrued but unpaid as of the Notice Date. Payment shall be made in accordance with Allegro’s customary payroll procedures.

1.5	All payments made pursuant to Sections 1.1 through 1.4 shall be net of any applicable withholding taxes.

1.6	All stock options or restricted stock awards or any other benefit or award held by Executive on the Notice Date pursuant to any stock option or equity compensation plan of Allegro (including without limitation the 2001 Stock Option Plan and the 2007 Long-Term Incentive Plan) shall become 100% vested on the Notice Date. Without limitation, all outstanding stock options or any other benefit or award shall become immediately exercisable and the restriction period applicable to any restricted stock awards shall lapse.
2. Certain Definitions.
For purposes of this Agreement, certain terms shall have the meaning set forth below:
2.1	The term “good cause” means: (a) continued or repeated failure, refusal or inability (after prior written notice from Allegro) to substantially perform the duties required by Executive’s position or to comply with reasonable directives of Allegro’s board of directors; (b) a willful or intentional act or omission in breach of Executive’s fiduciary duty to Allegro which results in a substantial disadvantage to Allegro; (c) knowingly aiding a competitor of Allegro to the detriment of Allegro; (d) knowingly making unauthorized disclosures to third parties of material confidential or proprietary information of Allegro; (e) inability to perform Executive’s duties for more than three months in the aggregate during any twelve month period due to illness, chemical dependency or other incapacity; or (f) conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony.
2.2	The following events may, at Executive’s option elected by notice within 15 days after the occurrence thereof, be deemed a termination of employment by Allegro without good cause within the meaning of Section 1 of this Agreement: (a) change of position or responsibilities below the level of Vice President and Chief Financial Officer as the same exist on the date of this Agreement; (b) reduction in base salary of more than 10%; or (c) relocation to another office of Allegro that is more than 35 miles distant from Worcester, Massachusetts without Executive’s consent, unless such relocation is part of a general relocation of Allegro’s headquarters and the current relocation package is provided.
3. Advisory Services.
For one year following the Notice Date, Executive will make himself available for consultation with management of Allegro at mutually agreed times. Such consultation will be arranged so as not to unduly interfere with Executive’s duties to a successor employer. Executive will not be obligated to render more than ten hours of consulting services in any month.
4. Indemnification.
In the event that the indemnification provisions of Article Six of the Restated Certificate of Incorporation or Article Seven of the Bylaws are changed after the date of this Agreement, Executive will have the same rights and protections contained in those provisions as the same existed on the effective date of this agreement.
5. Exclusive Remedy.
The benefits described in Section 1 constitute Executive’s exclusive remedy with respect to any and all claims or causes of action arising out of Executive’s employment or termination of employment by Allegro. Such benefits are in lieu of payments under any severance pay policy or program that may be maintained by Allegro. Allegro may require, as a pre-condition to payment of the Severance Benefit described in Sections 1.1 and 1.2 and extension of the rights described in Sections 1.3 and 1.6, that Executive sign a written release of any and all claims against Allegro and its parent company, Sanken Electric Co., Ltd., and their subsidiaries, affiliates, officers, directors and agents, arising out of Executive’s employment or the termination thereof. However, no such release shall deprive Executive of his right to reimbursement for business expenses or his vested rights under any Allegro benefit plan or compensation program.

6. Employment Status.
This Agreement is not intended as an employment agreement. Executive’s status as an employee, officer and director of Allegro will be determined in the ordinary course of business pursuant to Allegro’s internal operating procedures and the governance of Allegro’s board of directors.
7. Authority for Agreement.
This Agreement has been approved by the board of directors of Allegro upon the recommendation of its Compensation Committee. The board of directors has authorized the Chairman of the Board of Allegro to execute this Agreement on behalf of Allegro.
8. Miscellaneous.
8.1	Section 409A Compliance. Any payments or benefits provided under this Agreement shall commence within fifteen days after Executive’s “separation from service” with Allegro (as defined under Section 409A of the Internal Revenue Code). In the event that Executive is deemed to be a “specified employee” under Section 409A of the Internal Revenue Code at the time of his “separation from service,” the commencement of any payments or benefits that shall be properly treated as deferred compensation under Section 409A (after taking into account all applicable exclusions) shall be delayed until the date that is six months after the date Executive has a “separation from service” (or the date of Executive’s death, if earlier). The first payment of any installment payments so delayed shall include any installments payments that otherwise would have been paid during such six-month delay.
8.2	Entire Agreement. This Agreement constitutes the entire agreement and understanding between Executive and Allegro concerning the subject matter hereof, and supersedes all prior negotiations or understandings between the parties, whether written or oral, concerning such matter.
8.3	Waiver; Amendment. No waiver of any breach of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver or amendment of this Agreement shall be effective unless set forth in a written document signed by Executive and the Chairman of the Board of Allegro.

8.4	Notices. Any notices required or permitted by this Agreement shall be in writing, and may be transmitted by personal delivery, by courier service or by e-mail if receipt of such e-mail is acknowledged by the receiving party. Notice to Allegro shall be addressed to the Chairman of the Board with a copy to the Secretary. Notices shall be addressed to the recipient’s principal business office.
8.5	Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ALLEGRO MICROSYSTEMS, INC.

/s/ Mark A. Feragne	/s/ Sadatoshi Iijima
Mark A. Feragne	Sadatoshi Iijima
Chairman of the Board of Directors